UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): October 20, 2010

THERAVANCE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-30319	94-3265960
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification Number)
Incorporation)

901 Gateway Boulevard
South San Francisco, California 94080
(650) 808-6000

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Election of Director.

(d)           Henrietta Holsman Fore was appointed to the board of directors (the “Board”) of Theravance, Inc. effective October 20, 2010.  Ms. Fore filled a vacancy on the Board, which now consists of ten members, including Ms. Fore.  Ms. Fore is not currently on any standing committees of the Board.

As a non-employee director of Theravance, Ms. Fore will receive a $35,000 annual retainer as well as $1,000 for each board meeting attended in person ($500 for scheduled in-person meetings attended by video or telephone conference) under Theravance’s non-employee director compensation program.  Also pursuant to this program, on October 20, 2010, Ms. Fore received an automatic nonstatutory option grant to purchase 6,000 shares of Theravance common stock and an automatic restricted stock unit award covering 6,000 shares of Theravance common stock (the “Initial Grants”) under Theravance’s 2004 Equity Incentive Plan, as well as pro-rated Annual Grants: an automatic nonstatutory option grant to purchase 3,000 shares of Theravance common stock and an automatic restricted stock unit award covering 3,000 shares of Theravance common stock.  The Annual Grants awarded to each Theravance director upon his or her re-election each year on the date of Theravance’s annual meeting of stockholders are comprised of an automatic nonstatutory option grant to purchase 6,000 shares of Theravance common stock and an automatic restricted stock unit award covering 6,000 shares of Theravance common stock.  Ms. Fore was granted one half of the Annual Grants on the date she joined the Board as there are approximately six months between the date of her appointment and the next scheduled annual meeting of stockholders.  The Initial Grants will vest in twenty-four equal monthly installments and the Annual Grants will vest in twelve equal monthly installments, in each case, during the director’s service.  In addition, these automatic grants vest in full if Theravance is subject to a change in control or if the board member dies while in service.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERAVANCE, INC.

Date: October 22, 2010	By:	/s/ Rick E Winningham
Rick E Winningham
Chief Executive Officer

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